Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                                     QUARTER ENDED
                                          July 25, 1997   July 26, 1996
Shares issued at beginning
  of period                                   9,046,480       8,652,955

Shares outstanding at
  beginning of period                         9,046,480       8,652,955

Net issuance of shares
  under employee stock plans,
  weighted average                               35,081          13,549

Weighted average common
  shares outstanding                          9,081,561       8,666,504

Assumed exercise of stock
  options, weighted average
  of incremental shares                         498,542         277,078

Average shares and
  share equivalents
  outstanding                                 9,580,103       8,943,582

Earnings per share                           $     0.69      $     0.62

Net Income                                   $6,580,000      $5,559,000